Exhibit (g)(30)
LETTER AGREEMENT
August 16, 2012
Steven Bennett, Esq.
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC/2S
Boston, Massachusetts 02111
Dear Mr. Bennett:
This letter is to notify you that Janus Investment Fund (the “Trust”) will change the name of Janus Real Return Allocation Fund to Janus Real Return Fund (the “Fund”), effective October 15, 2012. The Trust requests confirmation that all references to “Janus Real Return Allocation Fund” in the Amended and Restated Custodian Contract dated August 1, 2005, as amended, between the Trust and State Street Bank and Trust Company (“State Street”) (the “Custodian Contract”), shall be replaced with “Janus Real Return Fund,” and that State Street will continue to act as custodian for the Fund under the terms of the Custodian Contract.
Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND
By:	/s/ Stephanie Grauerholz-Lofton
Stephanie Grauerholz-Lofton
Vice President and Secretary

STATE STREET BANK AND TRUST COMPANY
By:	/s/ Michael F. Rogers
Michael F. Rogers
Executive Vice President

Agreed to this 27th day of September , 2012.